EXHIBIT 99(a)


          COMPUMED
          1230 Rosecrans Avenue, Suite 1000
          Post Office Box 10037
          Manhattan, CA  90266
          Tel:  (310) 643-5106
          Fax:  (310) 536-6128



          FOR IMMEDIATE RELEASE:
          ----------------------
                         Contact:  Rod N. Raynovich
                                   President and Chief Executive Officer
                                   CompuMed, Inc.
                                   (310) 643-5106 ext. 299

                                   Noonan/Russo Communications, Inc.
                                   (212) 696-4455
                                   Anthony J. Russo, Ph.D. ext. 202 or
                                   Richard Tammero ext. 222

               COMPUMED FORMS STRATEGIC ALLIANCE WITH AEROTEL TO MARKET
                    CARDIAC TELEMEDICINE PRODUCTS IN UNITED STATES

          Manhattan Beach, CA -- February 16, 1995 -- CompuMed, Inc. (Nasdaq Small Cap: CMPD) today announced the creation of a new venture with Aerotel Ltd., and its exclusive U.S. agent, J.M. & Associates, for the development of new products and markets in the cardiac telemedicine area. Aerotel is a medical device and telecommunications company based in Holon, Israel.

          "Aerotel's medical device and telecommunications expertise are highly synergistic with CompuMed's telemedicine services and will help provide the basis for the growth of this important segment of our business," said Rod N. Raynovich, President and Chief Executive Officer of CompuMed. "According to Frost and Sullivan, the current U.S. market for cardiac telemedicine products, including ECG's, is more than $200 million annually. In addition, advances in computer technology, particularly new interactive software, will spur growth in the service sector, which is a strength of CompuMed. Our market research indicates there is still a huge, untapped potential in the home markets for remote cardiac assessment."

          Under terms of the agreement, CompuMed will receive U.S. marketing rights to ambulatory cardiac monitoring products which have been cleared by the Food and Drug Administration (FDA) as medical devices. CompuMed will also receive relevant computer software and technical support from Aerotel. J.M. & Associates will receive 400,000 shares of CompuMed's common stock, and warrants to purchase up to 150,000 shares based upon achievement of product development and revenue milestones. In addition, key members of the sales and marketing team will receive warrants to purchase up to 650,000 shares of CompuMed stock if certain milestones are attained.

                                        -more-

          CompuMed has been a pioneer in the field of telemedicine, in which physicians are assisted through computerized telecommunications networks for processing cardiac diagnostic test information. The company currently has an existing electrocardiogram (ECG) service business, consisting of more than 1,600 customers, which will be augmented by the products to be provided by Aerotel. Among these products are a cardiac event recorder which is prescribed by physicians to monitor heart rates of patients outside the physician's office and a high-resolution, 12-channel ECG unit for use in hospitals and physicians' offices. CompuMed also plans to upgrade its current telemedicine services, develop new products, and set up a new telemetry center at its Manhattan Beach facility. This center will receive patient data and assist physicians with cardiac monitoring through a computer network equipped with interpretive medical software.

          CompuMed has developed, with its consultants and Aerotel, a new business plan to enter the ambulatory cardiac monitoring area. The company expects to introduce its new products and services in this area at the American College of Cardiology Conference, scheduled for March 19, 1995 in New Orleans, Louisiana. The business plan is expected to be implemented by the end of March 1995, with new revenues beginning in April 1995.

          Aerotel, based in Holon, Israel, is privately held medical device and telecommunications based company with product lines in electrophysiology and voice-signal processing. Aerotel markets its products in Europe, Asia, and South America and has been in existence for 10 years.

          CompuMed, based in Manhattan Beach, California, is focused on providing solutions to important medical problems through the use of computer technology. In addition to its ECG telemedicine business, the company markets the OsteoGram(R), a bone density test that uses a simple hand x-ray to help assess patient risk test that uses a simple hand x-ray to help assess patient risk for osteoporosis, and Detoxahol(TM), a substance and delivery technology it is developing to facilitate the rapid reduction of blood alcohol levels in people who have been drinking.


                                         ###